CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE SMALL-CAP VALUE FUND, INC.

Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price

Small-Cap Value Fund, Inc. (the "Fund"), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Fund this April 29, 2003.

T. Rowe Price Small-Cap Value Fund, Inc.

(Seal) /s/Henry H. Hopkins

Henry H. Hopkins, Vice President